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                                                                    EXHIBIT 99.1



    Dailey International Inc. Completes Acquisition of Directional Wireline
       Services, Inc., DAMCO Tong Services, Inc. and DAMCO Services, Inc.

    HOUSTON, Jan. 28 /PRNewswire/ -- Dailey International Inc. (Nasdaq: DALY) announced today that it completed the acquisition of Directional Wireline Services, Inc. ("DWS"), DAMCO Tong Services, Inc. and DAMCO Services, Inc. (collectively, "DAMCO", and with DWS, the "Companies"), all of which are headquartered in Houma, Louisiana, pursuant to a previously announced agreement.

    DWS and DAMCO provide specialized drilling, workover, completion, and production services to the Gulf of Mexico and Nigerian markets. DWS and DAMCO operate independently, with DWS providing downhole electric wireline and tubing conveyed perforating ("TCP") services and DAMCO providing tubular testing and handling services. Dailey intends to employ substantially all of DWS's and DAMCO's management and other personnel.

    President and CEO, James F. Farr, stated, "This acquisition follows our strategic mission to increase Dailey's presence in the production and drilling sectors. We believe that the acquisition of DAMCO and DWS will further position Dailey to take advantage of synergies between our respective product lines across the spectrum of drilling, completion, and work-over in the upstream oil services business worldwide."


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    Except for historical information contained herein, some matters set forth in this news release and statements made are forward-looking statements. When used in this press release, expressions, such as "belief", "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or estimated, including without limitation, Dailey's and the Companies' dependence on the level of exploration and production activity in the oil and gas industry and the willingness of oil and gas companies to spend capital on drilling and workover applications, significant competition in the businesses in which Dailey, DWS and DAMCO compete, the ability of Dailey to integrate and manage the businesses and operations of DWS and DAMCO, which are related to but substantially different from Dailey's historical operations, operating risks and hazards inherent in the oil and gas industry and Dailey's, DWS's and DAMCO's respective operations, risks of international operations, including Nigeria where DWS has significant operations, technological evolution and product obsolescence, and other risks and uncertainties contained in Dailey's documents filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. In addition, the historical financial information provided with respect to DWS's and DAMCO's operations has never been audited, and therefore, is subject to the risk and uncertainties that adjustments to such information would be necessary in order for an unqualified audit opinion to be rendered by an independent accounting and auditing firm. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

    Headquartered in Conroe, Texas, Dailey International Inc. is a provider of specialty drilling services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide.

SOURCE  Dailey International Inc.
          -0-                                       01/28/98
    /CONTACT: K. Jean Davenport, Manager, Investor Relations, of Dailey International Inc., 281-350-3399, or Fax: 409-760-3415, or E-Mail:
jdavenport@dailey.com/
    /Web site:  http://www.dailey.com/
    (DALY)